Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Amendment No. 1 to Form F-4 of Brooge Holdings Limited (the “Company”) of our report dated March 29, 2019 with respect to our audit of Twelve Seas Investment Company’s financial statements as of December 31, 2018 and 2017 and for the year ended December 31, 2018 and the period from November 30, 2017 to December 31, 2017, which includes an explanatory paragraph as to Twelve Seas Investment Company’s ability to continue as a going concern and appears in the Prospectus as part of this Registration Statement. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ UHY LLP

New York, New York

November 4, 2019